Osteotech, Inc.
51 James Way
Eatontown, New Jersey 07724 USA
1-800-537-9642

NEWS RELEASE

FOR IMMEDIATE RELEASE May 1, 2008	Contact: Mark H. Burroughs (732) 542-2800 NASDAQ Symbol: OSTE

OSTEOTECH POSTS FIRST QUARTER EARNINGS PER SHARE OF $.05
ON REVENUE GROWTH OF 10%

Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biological products for regenerative healing, announced today that revenue for the first quarter of 2008 increased 10% to $27.6 million from $25.2 million for the first quarter of 2007. Revenue from the Company’s primary product lines, included in the DBM and Hybrid/Synthetic segments, was $17.6 million for the three months ended March 31, 2008, an increase of 12% over the prior year period. Revenue from our other product lines was $10.0 million and $9.5 million in the first quarter of 2008 and 2007, respectively.

Diluted earnings per share for the quarter ended March 31, 2008 was $.05 on net income of $.8 million compared to a net loss of $.6 million, or $.04 diluted loss per share, for the first quarter of 2007. The net loss in the first quarter of 2007 included the costs associated with the settlement of certain litigation and related legal fees of $1.1 million.

Gross margin improved to 52% in the first quarter compared to 49% in the first quarter of the prior year. Operating expenses increased 5% for the three months ended March 31, 2008 compared to the same period in 2007 due primarily to increased spending in research and development activities.

Sam Owusu-Akyaw, Osteotech’s President and Chief Executive Officer, stated, “We continue to be pleased with the execution of our strategic initiatives. During the first quarter, we have continued to expand our product pipeline, penetrate the foot and ankle market with our Plexur P™ product and improve the effectiveness of our sales force. In the past two months, we have received FDA clearance for our Plexur P™ product for use in the spine and the Plexur M™ for use in orthopedics; renewed our tissue recovery agreement with the Euro Atlantic Transplant Alliance; entered into an agreement to distribute the Harvest™ Technologies BMAC™ System; and engaged BioHorizons to distribute our bone regeneration products in the international dental market. We are very excited about our future.”

Mr. Owusu-Akyaw will host a conference call on May 1, 2008 at 9:00 a.m. Eastern Time to discuss first quarter results. You are invited to listen to the conference call by dialing 706-643-1624. The conference will also be simultaneously webcast at http://www.osteotech.com. Automated playback will be available two hours after completion of the live call, through midnight, Thursday, May 15th, by dialing 706-645-9291 and indicating access code 43861543.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing OsteoBiologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech’s website at www.osteotech.com.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of May 1, 2008 and the Company does not intend to update this information.

- more -

OSTEOTECH, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months
	Ended March 31,
	2008	2007
Revenue	$27,631	$25,217
Cost of revenue	13,389	12,900

Gross profit	14,242	12,317
Marketing, selling and general and administrative	11,680	11,690
Research and development	1,760	1,164

	13,440	12,854
Operating income (loss)	802	(537)
Interest expense, net	(212)	(150)
Other	278	136

Income (loss) before income taxes	868	(551)
Income tax provision	60	97

Net Income (loss)	$808	$(648)

Earnings (loss) per share:
Basic	$.05	$(.04)
Diluted	$.05	$(.04)
Shares used in computing earnings (loss) per share:
Basic	17,716,902	17,419,332
Diluted	17,906,646	17,419,332

CONSOLIDATED SEGMENT REVENUE DETAIL
(dollars in thousands)

	Three Months
	Ended March 31,
	2008	2007
DBM	$16,966	$15,482
Hybrid/Synthetic	644	233
Traditional Tissue	5,110	4,611
Spinal Allografts	2,250	2,788
Client Services	2,424	1,928
Other Product Lines	237	175

Revenue	$27,631	$25,217

- more -

OSTEOTECH, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$21,264	$22,777
Accounts receivable, net	21,275	19,353
Deferred processing costs	28,929	30,850
Inventories	1,245	1,171
Other current assets	3,314	3,957

Total current assets	76,027	78,108
Property, plant and equipment, net	34,739	34,508
Other assets	10,654	7,735

	$121,420	$120,351

Liabilities and Stockholders’ Equity
Accounts payable and accrued expense	$18,687	$19,364
Current maturities of capital lease obligation	828	807
Total current liabilities	19,515	20,171
Capital lease obligation	13,855	14,069
Other liabilities	7,129	7,083

Total liabilities	40,499	41,323
Stockholders’ equity	80,921	79,028

	$121,420	$120,351

# # #